Exhibit 99.1
CONTACTS:

General Media:                                                                                                 Financial Media and Investors:

Matt Levinson/Jeff Bray                                                                                Donna Gehnrich
O’Connell & Goldberg, Inc.                                                                           Systemax Inc.
450 North Park Road, Suite 600                                                                     11 Harbor Park Drive
Hollywood, Florida 33021                                                                               Port Washington, NY 11050
(954) 964-9098                                                                                                   (516) 608-7020
mlevinson@oandgpr.com / cell: (954) 593-7208                                          dgehnrich@systemax.com
jbray@oandgpr.com / cell: (954) 599-7613

SYSTEMAX ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
SELECTED ASSETS AND RETAIL STORES FROM COMPUSA
Acquisition to Continue Great CompUSA Brand

PORT WASHINGTON, N.Y.– (January 6, 2008) – Systemax Inc. (NYSE:SYX - News) today announced it has entered into a definitive agreement to acquire selected assets and retail stores of CompUSA Inc.   Completion of the transaction is subject to customary closing conditions and is expected to close at several dates throughout the first quarter of 2008.

Under the agreement, Systemax will purchase the CompUSA brand, trademarks and e-commerce business, and as many as 16 CompUSA retail outlets.

“We believe the value of the CompUSA brand remains very high.  The company has a long legacy of value pricing, service and customer loyalty among consumers nationwide,” said Richard Leeds, Chief Executive Officer of Systemax.  “We view this acquisition as a strong complementary business to our TigerDirect operation.”

According to TigerDirect Chief Executive Officer Gilbert Fiorentino, CompUSA.com’s customer base enhances that of TigerDirect.com and the CompUSA retail stores will strengthen the company’s planned retail expansion.  TigerDirect currently operates 11 retail stores in Florida, Illinois, North Carolina and Ontario, Canada.  Pending required approvals, up to 16 CompUSA stores in Florida, Texas and Puerto Rico will be added during the first quarter of 2008.

“Millions of loyal customers will come to the Systemax and TigerDirect family of businesses through this acquisition,” Fiorentino said.  “We anticipate hiring many experienced CompUSA employees, preserving hundreds of store management and sales positions and making us stronger and better in the process.”

As the select CompUSA retail stores are acquired, they will be integrated into TigerDirect’s existing retail operating environment.

“We have a terrific opportunity to continue the great CompUSA brand and establish a new heritage that will extend for generations to come,” Fiorentino added.

TigerDirect, a subsidiary of Systemax, is one of the industry’s top computer and computer-product retailers.  The company’s web site (www.tigerdirect.com) was ranked as one of the Top 15 online retail sites for “Customer Focused Excellence” by the Forrester Group in November 2007 and is consistently in the Top 10 for web traffic among computer shopping sites as measured by HitWise.

Until the agreement is closed, CompUSA’s web site (www.compusa.com) and retail operations will continue to operate under CompUSA’s existing leadership.  Once the acquisition is completed, the new, improved CompUSA.com web site will operate within Systemax’s family of ecommerce web sites.  The new CompUSA.com will feature advanced searching and enhanced content including photo galleries and videos on thousands of the most popular PC, TV and consumer electronics items.  The direct costs of the acquisition will depend on the specific retail store locations that are ultimately taken over and are expected to approximate $30 million.  The indirect costs of the acquisition – primarily integration and recruiting costs, legal fees, inventory purchases, and other expenses – will be incremental to the direct costs.

About TigerDirect

TigerDirect serves the needs of personal and business computer users, selling consumer electronics, computers, digital media technology and peripherals via retail stores, catalog and Internet channels.  TigerDirect is a subsidiary of Systemax Inc. (NYSE:SYX).  Visit www.systemax.com for more information.

About Systemax Inc.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies, consumer electronics and industrial products through a system of branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe.  It also manufacturers and sells personal computers under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based, on-demand application for multi-channel direct marketing companies.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward-Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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